Exhibit 10.2

May 14, 2024

Global Technology Acquisition Corp. I

195 US HWY 50, Suite 208

Zephyr Cove, NV 89448

RE: Sponsor Support Agreement

Reference is made to that certain Business Combination and Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Global Technology Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Purchaser”), Global Technology Merger Sub Corporation, a Cayman Islands exempted company limited by shares and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Tyfon Culture Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Purchaser and HCG Opportunity II, LLC, a Delaware limited liability company (the “Sponsor”), in connection with the Transactions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor hereby agrees as follows:

1.	Sponsor agrees that, at or immediately prior to the Closing, Sponsor shall execute a lock-up agreement substantially in the form of Exhibit A to the Merger Agreement (the “Lock-up Agreement”). Sponsor represents and warrants that Global Technology Acquisition I Sponsor LP, a Cayman Island exempted limited partnership (“Former Sponsor”) and each of Purchaser’s current or former directors and officers (“Prior D&Os”) who beneficially own any Purchaser Shares or Purchaser Warrants are subject (directly or indirectly) to that certain Letter Agreement, dated October 20, 2021, (the “Original Side Letter Agreement”) by and among Former Sponsor and each of the persons listed on the signature pages thereto, as amended by that certain Amendment to Letter Agreement, dated April 19, 2024, (the “Amendment to the Side Letter Agreement”, and together with the Original Side Letter Agreement, the “Side Letter”) by and among Purchaser, Sponsor, Former Sponsor and each of the persons listed on the signature pages thereto and any persons holding Founder Shares (as such term is defined in the Side Letter) (the “Existing Lockup”), that the Existing Lockup remains in full force and effect, and covenants that in the event the Existing Lockup shall be amended such that the Founder Shares Lock-up Period (as such term is defined in the Side Letter) is not equal to or longer than the Lock-up Period (as such term is defined in the Lock-up Agreement) or ceases to be in full force and effect prior to the Closing with respect to Former Sponsor or any of the Prior D&Os, that Sponsor shall cause the Former Sponsor or a Prior D&O, as applicable, to execute the Lock-up Agreement.

2.	Sponsor by this Agreement, with respect to Sponsor’s Purchaser Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Purchaser may reasonably request in connection therewith) to be present and vote (in each case, in person or by proxy), at the Purchaser Shareholders’ Meeting, and in any action by written consent or written resolutions of the Purchaser Shareholders, all of Sponsor’s Purchaser Shares (a) in favor of the approval and authorization of the Transaction Proposals, including the Merger Agreement (including the plan of merger substantially in the form attached as Annex I of the Merger Agreement), any extension of the expiration date of its Organizational Documents to complete the Merger, the Merger, the other Transactions and this Agreement, (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Purchaser under the Merger Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated and (c) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Purchaser Shareholders.

3.	Sponsor unconditionally and irrevocably agrees to execute and deliver all related documentation and take such other action in support of the Merger, the Merger Agreement, any Transaction Documents and any of the Transactions as shall reasonably be requested by the Company or Purchaser in order to carry out the terms and provision of Section 2, including, without limitation, (i) any actions by written consent of Purchaser Shareholders presented to Sponsor with respect to the matters in Section 2, and (ii) any applicable Transaction Documents, and any consent, waiver, governmental filing, and any similar or related documents.

4.	Except as contemplated by the Merger Agreement or the Transaction Documents, Sponsor unconditionally and irrevocably agrees not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Purchaser capital stock in connection with any vote or other action with respect to the Transactions, other than to recommend that shareholders of Purchaser vote in favor of adoption of the Merger Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the Company or Purchaser under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 2 of this Letter Agreement).

5.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.1, 9.2 and 9.3 of the Merger Agreement, effective immediately prior to the Closing, Sponsor hereby waives, in accordance with Section 17.4 of the Organizational Documents of Purchaser, any and all rights that any holder of Purchaser Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) has or will have under Section 17.3 of the Organizational Documents of Purchaser to receive, with respect to each Purchaser Class B Ordinary Share held by Sponsor, more than one (1) Purchaser Class A Ordinary Share par value $0.0001 per share (“Class A Ordinary Shares”) upon automatic conversion of such Purchaser Class B Ordinary Shares in accordance with the Organizational Documents of Purchaser in connection with the consummation of the Transactions. Sponsor represents and warrants that the foregoing waiver is binding on all holders of Class B Ordinary Shares and their successors and assigns. Without limitation of the foregoing, upon the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to the Merger Agreement, each Purchaser Class B Ordinary Share shall automatically convert into one (1) Purchaser Class A Ordinary Share.

6.	Upon and subject to the Closing, all Purchaser Warrants (excluding any Purchaser Warrants received pursuant to Section 7 hereof) held by Sponsor, Former Sponsor and any of their successors or assigns (the “Sponsor Warrants”) shall be forfeited by the Sponsor, Former Sponsor and their successors and assigns effective as of immediately prior to the Closing. Sponsor represents and warrants that the foregoing forfeiture is binding on all holders of Sponsor Warrants and that upon Closing, all Sponsor Warrants shall be cancelled without any further liability on behalf of the Purchaser or the Company to any former holder thereof.

7.	Sponsor may elect in writing to the Company to forgive any documented and outstanding indebtedness owed to it by Purchaser immediately prior to the consummation of the Transactions, and receive in consideration for such forgiveness a number of Purchaser Warrants equal to the amount of outstanding indebtedness so forgiven divided by $1.00, rounded up to the nearest whole Purchaser Warrant; provided, that such Purchaser Warrants shall be allocated 70% to Sponsor and 30% to Former Sponsor.

8.	Until the earlier to occur of (a) the Closing or (b) the valid termination of the Merger Agreement in accordance with Article XI thereof, Sponsor agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber its Purchaser Ordinary Shares or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Purchaser Ordinary Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Purchaser Ordinary Shares, or (iv) take any action that would make any representation or warranty herein untrue or incorrect in any respect or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, except as affirmatively permitted by the Merger Agreement; provided, that the foregoing shall not apply to any Transfer (A) to the Sponsor’s or Purchaser’s officers or directors, any affiliates or family members of any of the Sponsor’s or Purchaser’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor or the Sponsor’s members; (B) by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the Purchaser Shares or Purchaser Warrants, as applicable, were originally purchased; (C) by virtue of Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; (D) to the Purchaser for no value for cancellation in connection with the consummation of the Transactions, (E) in the event of Purchaser’s liquidation prior to the completion of the Transactions; or (F) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares for cash, securities or other property subsequent to the completion of the Transactions; provided, further, that any transferee of any Transfer of the type set forth in clauses (A) through and including (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer (a “Permitted Transferee”).

9.	Sponsor hereby represents and warrants to the Company and Purchaser as follows:

(a) The execution, delivery and performance by Sponsor of this Letter Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Purchaser Ordinary Shares or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) As of the date of this Agreement, Former Sponsor owns exclusively and has good and valid title to 1,300,000 Class A ordinary shares and 164,000 Class B ordinary shares, free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Letter Agreement, (ii) that certain Letter Agreement, dated October 20, 2021, by and among Purchaser, the Former Sponsor and the other Insider parties thereto, as amended April 19, 2024, (iii) applicable securities laws, or (iv) Sponsor’s Organizational Documents.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Letter Agreement and that this Letter Agreement has been duly authorized, executed and delivered by Sponsor.

(d) Former Sponsor has covenanted and agreed to forfeit its Sponsor Warrants effective as of immediately prior to the Closing.

(e) Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

10.	This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective Permitted Transferees). The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the written consent of the Company.

11.	This Letter Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior undertakings, agreement, representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

12.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.	From time to time, at another party’s request and without further consideration, each party take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

14.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 7.4 (Trust Waiver), 10.2 (Waiver of Jury Trial), 13.3 (Amendments; No Waivers; Remedies), 13.7 (No Assignment or Delegation), 13.8 (Governing Law), 13.9 (Counterparts; Facsimile Signatures); 13.12 (Construction of Certain Terms and References; Captions); 13.11 (Severability) and 13.16 (Specific Performance) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

15.	Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Purchaser prior to, or on, the Closing, to:

Global Technology Acquisition Corp. I

c/o Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009, Cayman Islands

Attn: Thomas D. Hennessy

Email: thennessy@hennessycapitalgroup.com

with a copy to:

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, CA 90067

Attn.: Joshua DuClos

Email: jduclos@sidley.com

If to Purchaser after the Closing, to:

Tyfon Culture Inc.

11/F, Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Max Gu; Robert S. Matlin; Jonathan M. Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com;

jonathan.barron@klgates.com

If to the Company:

Tyfon Culture Holdings Limited

11/F, Block A Chengjian Building

Xiangcheng District Suzhou Jiangsu PRC

Attn: Rafael Li; Chen Hua

Email: rafael.li@taifeng.ltd; huachen@taifeng.ltd

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Max Gu; Robert S. Matlin; Jonathan M. Barron

Email: max.gu@klgates.com; robert.matlin@klgates.com;

jonathan.barron@klgates.com

16.	This Letter Agreement shall automatically terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

HCG OPPORTUNITY II, LLC

By:	/s/ Thomas Hennessy
Name:	Thomas Hennessy
Title:	Authorized Person

Acknowledged and agreed

as of the date of this Letter Agreement:

GLOBAL TECHNOLOGY ACQUISITION CORP. I

By:	/s/ Thomas Hennessy
Name:	Thomas Hennessy
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]